EXHIBIT 10(b)

As of April 17, 2005

Mr. Peter E. Murphy
1306 Wentworth Avenue
Pasadena, California 91106

Dear Peter:

This letter confirms the terms of your continuing employment by The Walt Disney Company (the “Employer”) following the restructuring of your duties as an employee of the Employer.

1.	Resignation as an Officer

Effective as of the date hereof, you hereby resign as an officer of the Employer and as an officer and director of any of the Employer’s subsidiaries for which you serve in such capacity. Notwithstanding such resignation, you shall continue as an employee of the Employer for the period and on the terms set forth in this letter agreement (the “Agreement”).

2.	Term of Employment

You shall continue to serve the Employer as an employee from the date hereof through April 1, 2007 or such earlier date as this Agreement shall terminate in accordance with its terms (the “Term”).

3.	Duties

(a) During the Term, you shall serve as a senior advisor to the Chief Executive Officer of the Employer (and to any other high-level senior executive of the Employer that the Chief Executive Officer shall specify) with respect to long-term strategic and technological trends and other projects at a comparably high level as the Chief Executive Officer shall reasonably specify from time to time. During the period through March 31, 2006 (the “Initial Service Period”), you shall be employed on an exclusive full-time basis (i.e. 40 hours per week) pursuant to which you shall devote all of your business time to the performance of your duties hereunder. From and after April 1, 2006 and through April 1, 2007, you shall be employed, on a basis equivalent to 75% of full time (i.e., thirty (30) hours per week); provided however, that such services shall continue to be provided on an exclusive basis.

(b) Notwithstanding the time commitments set forth in paragraph 3(a) hereof, you shall be permitted to search for alternative employment, including making trips to prospective employers and arranging interviews, etc., to the extent you reasonably deem necessary, provided that you shall notify Employer, if practicable, of any significant unavailability anticipated to result therefrom (it being understood that an inadvertent failure to do so shall not constitute a breach hereof by you). Employer shall timely advise you as to whether any such travel or interview arrangement should be rescheduled in order for you to continue to provide time-sensitive, critical or valuable work for Employer required by it on a “first priority” basis, it being understood, however, that Employer shall also endeavour, upon any request by you, to reschedule your work assignments to allow travel and interview arrangements to be made by you, provided that Employer shall not be required to reschedule any work which it reasonably believes must be done on a time-sensitive, “first-priority” basis.

(c) Employer shall provide you with an office appropriate to your seniority for your use during the Term, the location of which shall be on the Walt Disney Studios lot but which shall otherwise be determined by Employer in its sole discretion. You shall also be entitled to the continued use of your existing two assistants, who shall be provided by Employer, at their current salaries and with their current benefits; provided that if any such assistant leaves, you will be provided with a replacement.

(d) You shall observe all reasonable rules and regulations adopted by Employer in connection with the operation of its business communicated to you in writing, including but not limited to the standards and policies set forth in “The Walt Disney Company and Associated Companies Standards of Business Conduct” booklet, and carry out to the best of your ability all instructions of Employer.

4.	Salary

During the Initial Service Period, you shall receive a salary at a weekly rate of $18,269.23. Following the Initial Service Period, you shall receive a salary at a weekly rate of $9,615.39. Salary payments shall be made in accordance with Employer’s then prevailing payroll policy. Except as expressly provided in paragraph 5, you will not be entitled to a bonus for the Employer’s fiscal year 2005 or any period thereafter.

5.	Incentive Compensation.

(a) To the extent the Compensation Committee of the Board of Directors (the “Committee”) determines that all of the performance targets previously established for fiscal year 2005 applicable to the top 5 executives of the

Employer are attained, you shall receive a bonus for fiscal year 2005 (payable at the same time as annual bonuses for the 2005 fiscal year are payable to employees generally) in an amount equal to $775,000. Notwithstanding the foregoing, such amount shall be subject to reduction in the event Employer does not meet all of the performance targets and Employer awards annual bonuses for the 2005 fiscal year based on some, but not all, of such performance targets having been met (excluding any goals based on personal performance) as follows: Your $775,000 bonus will be reduced by no greater percentage than the average percentage decrease in any bonuses awarded to the executive officers of Employer (as compared to target bonuses) resulting from any such performance targets not being met.

(b) All unexercised or unvested stock options and restricted stock units and the LTIP Award (as defined below) previously granted to you by Employer shall continue to be in effect in accordance with their respective terms (except as modified herein) and the terms of the applicable stock incentive plan of Employer during and following the Term (i.e., you shall continue to have the status of employee of Employer for the purposes of your stock options, restricted stock units and LTIP Award until the expiration or earlier termination of the Term and shall have all rights generally afforded under any such plan or award in respect of such options, restricted stock units and LTIP Award, including, without limitation, any accelerated vesting to the extent provided upon the occurrence of a termination of employment following a change of control or in the event of death or disability).

(c) Subject to paragraph 8(b) hereof, with respect to the currently outstanding 125,000 performance-based long-term incentive units granted to you on April 24, 2002 (the “LTIP Award”), if the Committee determines that the performance criteria applicable to such LTIP Award are satisfied (using the same performance criteria applicable to all executives granted comparable performance-based awards on such date), you shall become vested at that time in that number of such outstanding long-term incentive units determined by multiplying 125,000 by the Pro-Ration Fraction. The Pro-Ration fraction shall mean a fraction (not greater than one), the numerator of which is the number of days that elapse from April 24, 2002 to the date your employment with the Employer terminates, and the denominator of which is the number of days from April 24, 2002 to the last day of the calendar month in which the Committee determines whether the applicable performance criteria have been satisfied (which shall not be later for your award than the date of determination made for the other performance-based stock units granted at the same time). Such determination is expected to be made no later than December 31, 2006.

(d) Upon termination of this Agreement for any reason other than “for cause” pursuant to paragraph 8(b) hereof, you shall immediately vest irrevocably with respect to all of the 39,880 restricted stock units previously granted to you in connection with annual bonuses to the extent they shall not have vested previously and such restricted stock units shall be paid to you no later than 30 days following the date of vesting, and you will also receive the Severance Payment as defined in, and calculated in accordance with, paragraph 8(c) hereof, subject to execution of the Mutual General Release as provided in paragraph 10 hereof.

6.	Expenses

To the extent you incur necessary and reasonable business expenses in the course of your employment hereunder, you shall be reimbursed for such expenses in accordance with Employer’s policies currently in effect for the highest levels of executives regarding reimbursement of such business expenses, except to the extent any such policies applicable to the highest levels of executives of Employer are changed generally.

7.	Other Benefits

You shall be entitled to the same benefits (including automobile and Family Income Assurance) to which you were entitled as an employee of Employer immediately prior to the execution of this Agreement, including, without limitation, health insurance, pension (qualified and supplemental) and 401(k) plan, subject to any changes in such benefits that apply generally to all similarly situated employees of the Employer who are eligible to participate in the applicable plan, program or arrangement, and subject, further, to your compliance with the terms of paragraph 3 hereof. In addition, you will be entitled to outplacement benefits in accordance with Employer’s policies as in effect from time to time.

8.	Early Termination

(a) Notwithstanding anything else contained herein to the contrary, the Term may be terminated earlier than the date specified in paragraph 1 hereof (A) by the Employer upon (i) written notice of termination for “good cause” under paragraph 8(b) hereof, which notice shall be effective immediately upon delivery to you, or (ii) as provided in paragraph 8(d) or 8(e) hereof, or (B) by you, for any reason or no reason, on not less than 15 days advance written notice to Employer.

(b) For purposes of this Agreement, good cause shall mean gross negligence, gross misconduct, willful gross neglect or malfeasance; provided, however, that in no event shall gross negligence be asserted by Employer against you or with respect to any matter arising out of the quality or quantity of your work. Upon any termination for good cause, all obligations of Employer hereunder shall, notwithholding any other term or provision hereof, immediately terminate, including, without limitation, all claims for any further payments hereunder or rights with respect to any stock option or restricted stock unit award (whether performance-based or bonus related) previously granted to you, except for Employer’s obligation to pay you all earned but unpaid salary and unconditionally accrued benefits as of the date of termination (including, without limitation, outstanding reimbursements for business expenses in accordance with Employer’s policies).

(c) In the event that you complete the Term or you elect to terminate your employment hereunder upon not less than 15 days written notice to Employer, or your employment hereunder terminates for any other reason, other than by Employer for “good cause” pursuant to paragraph 8(b) hereof, then, subject to your (or your estate) executing the release referred to in paragraph 10 hereof, you shall be entitled to receive a lump sum payment in the amount determined as follows: If such termination is effective on or before March 31, 2006, you shall receive $950,000. If your termination is effective after March 31, 2006, you shall receive a lump sum payment calculated by subtracting (A) an amount equal to $9,615 multiplied by the number of weeks after March 31, 2006 through the date upon which your employment terminates, from (B) $950,000 (the “Severance Payment”).

(d) In the event of your death during the term hereof, your employment under this Agreement shall terminate and Employer shall be obligated to pay your estate or legal representative the salary provided for herein to the extent earned by you prior to such event and to receive the Severance Payment subject to execution of the release as provided for in paragraph 10 hereof. In the event you are unable to perform the services required of you hereunder as a result of any disability and such disability continues for a period of one hundred twenty (120) or more consecutive days or an aggregate of one hundred eighty (180) or more days during any twelve (12) month period during the term hereof, then at any time thereafter, but during the term of such disability or the term of any subsequent disability in excess of the foregoing maximum periods, Employer shall have the right to terminate your employment hereunder. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you hereunder, your salary hereunder shall be payable to the extent of, and subject to, Employer’s policies and practices then in effect with regard to sick leave and disability benefits. In the case of death or disability, as the case may be, your estate or you shall also be entitled to employee welfare benefits in accordance with and subject to the terms of the relevant plans and programs of Employee unconditionally earned or accrued to you at the time of your death or disability, and reimbursement for all unpaid business expenses in accordance with Employer’s policies. In addition, for the avoidance of doubt, you or your estate shall be entitled to all rights available to you or your estate with respect to any stock option grants and restricted stock units (whether performance-based or bonus related) to you to the full extent provided in the applicable plans pursuant to which such awards were made or in the terms of such awards themselves.

(e) In the event that you fail to comply with reasonable written instructions (which may be the same instruction given more than once) from Employer’s Chief Executive Officer regarding the performance of your duties hereunder (which instructions are not inconsistent with any of such duties), Employer may thereafter provide written notice to you specifying in reasonable detail the basis upon which it believes such failure to perform or comply with such instructions has occurred. If such instructions are not performed or complied with within ten business days of receipt by you of such notice (or if other mutually acceptable accommodation with respect thereto is not achieved in such period), Employer may at any time thereafter elect to terminate your employment hereunder upon three (3) business days notice to you. In such event you shall be entitled to receive all of the payments and benefits to which you would be entitled in the event of a termination of employment by you as of that date pursuant to, and subject to, the terms and provisions of paragraph 8(c) hereof.

(f) Notwithstanding any other term or provision hereof, in no event shall the termination of your employment hereunder for any reason including termination for cause pursuant to paragraph 9(b) hereof, result in the loss by you of any right which you now have or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with your activities as an employee of Employer pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of Employer or any affiliate thereof or pursuant to written agreement expressly providing for such indemnity between you and Employer or any affiliate thereof. In addition, you will continue to be covered under Employer’s directors and officers insurance coverage for so long as such coverage is maintained by Employer during the Term, subject to applicable policy terms and conditions and restrictions, it being understood that the foregoing is not intended to, and shall not, limit any other rights of any nature to insurance coverage or indemnification that you may have at any time, whether before, during or after the Term, including, without limitation, any such rights you have under Employer’s current indemnification agreement with you.

9.	Protection of Employer’s Interests

(a) During the Term, you will not compete in any manner, directly or indirectly, whether as a principal, employee, agent or owner, with Employer or any affiliate thereof, except that the foregoing will not prevent you from holding at any time less than 5% of the outstanding capital stock of any company whose stock is publicly traded. You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this paragraph 9(a) by you, Employer shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies.

(b) To the extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the Term resulting from your services shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer. You agree to execute, acknowledge and deliver to Employer at Employer’s request, such further documents consistent herewith as Employer finds appropriate to evidence Employer’s rights in such property. Any confidential and/or proprietary information of Employer or any affiliate thereof shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment, and upon expiration or earlier termination of the Term, you shall return to Employer all such information that exists in written or other physical form (and all copies thereof) under your control. Without limiting the generality of the foregoing, you acknowledge signing and delivering to Employer The Walt Disney Company and Associated Companies Confidentiality Agreement and The Walt Disney Company and Associated Companies Statement of Policy Regarding Conflicts of Interest and Business Ethics and Questionnaire Regarding Compliance and you agree that all terms and conditions contained therein, and all of your obligations and commitments provided for therein, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein. The provisions of this paragraph 9 shall survive the expiration or earlier termination of this Agreement.

10.	Mutual General Release

You and the Company each agree to execute, on or within three (3) business days following the last day of the Term hereof, the Mutual General Release attached hereto as Exhibit A; provided, however, that if your employment is terminated by Employer under paragraph 8(b) hereof for “good cause,” neither party shall be required to execute such release.

11.	Confidential Information

You understand and agree that in the course of your employment with the Employer, you have acquired and/or had access to confidential information, trade secrets, proprietary data and/or non-public information concerning the business, professional and/or personal affairs, activities and operations of the Employer, the Employer’s subsidiaries and affiliates and/or the officers, employees and/or representatives of any of them (collectively, the “Employer Companies”) and the Employer Companies’ plans, methods of doing business and practices and procedures, as well as confidential information disclosed to any of the Employer Companies from time to time by third parties, any or all of which (the “Information”) You understand and agree that it would be extremely damaging to the Employer Companies if the Information were disclosed to a competitor or made available to any other person or corporation. You understand and agree that the Information has been divulged to you in confidence, and you further understand and agree that you have obtained the Information in a fiduciary relationship of trust and confidence, that you will keep the Information strictly and completely secret and confidential for all time, both now and hereafter, and that you will not disclose in any way, directly or indirectly, or otherwise use for your benefit or for the benefit of any third party any part or all of the Information. In addition, you agree to continue to honor all confidentiality commitments to the Employer known to him to any third parties. The obligations of this paragraph 11 not to disclose the Information shall not apply to (i) information that is or becomes known to the public other than directly or indirectly by you in violation of your confidentiality obligations to Employer, (ii) to the extent necessary to defend your rights under this Agreement or (iii) to the extent that you are required by law to respond to any demand for the Information from any court, governmental entity or governmental agency. If you are required by law to so respond, you agree to provide the Employer with prompt notice thereof so that the Employer may seek a protective order or other appropriate remedy, and in any proceeding to defend any of your rights under this Agreement, you agree at Employer’s sole cost and expense to seek a protective order as reasonably requested by Employer. In view of the nature of your employment and the information and trade secrets that you have received during the course of your employment, you also agree that the Employer would be irreparably harmed by any violation or threatened violation of this paragraph and that, therefore, the Employer shall be entitled to an injunction prohibiting you from any violation or threatened violation of this Agreement. The undertakings set forth in this paragraph 11 shall survive the termination of other arrangements contained in this Agreement. You agree that, on or prior to seven (7) days from the date of which the Term hereof ends, you shall turn over to the Employer all files, memoranda, records, credit cards and other documents and physical or personal property that you have received from the Employer or that you generated in connection with your employment by the Employer or that are the property of the Employer, except that you may retain the personal and office computers, that have been made available for your use after any information related to the Employer has been removed therefrom.

12.	Post-Termination Obligations

After the termination of your employment hereunder for any reason whatsoever you shall not either alone or jointly, with or on behalf of others, either directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two years following such termination, solicit the employment or engagement of, or otherwise entice away from the employment of Employer or any affiliated entity, either for your own account or for any other person, firm or company, any person (other than your two current assistants or any replacement assistant) who is employed by Employer or any such affiliated entity, whether or not such person would commit any breach of his contract of employment by reason of his leaving the service of Employer or any affiliated entity.

13.	Entire Agreement; Amendments; Waiver, Etc.

(a) This Agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment, and no amendment or modification of this Agreement shall be binding against your or Employer unless set forth in a writing signed by both you and Employer and delivered to you. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(b) Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event any compensation or other monies payable hereunder shall be in excess of the amount permitted by any statute, law, ordinance, regulation or wage guideline which may be in effect at any time or from time to time, payment of the maximum amount then allowed thereby shall constitute full compliance by Employer with the payment requirements of this Agreement.

(c) This Agreement does not constitute a commitment of Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein. Upon termination of this Agreement, it is the contemplation of both parties that your employment with Employer shall cease, and that neither Employer nor you shall have any obligation to the other with respect to continued employment. In the event that your employment continues for any period of time following the stated expiration date of this Agreement, unless and until agreed to in a new subscribed written document, such employment or any continuation thereof is “at will,” and may be terminated without obligation at any time by either party’s giving notice to the other.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of California. In accordance with the Immigration Reform and Control Act of 1986, employment hereunder is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(e) To the extent permitted by law, you will keep the terms of this Agreement confidential, and you will not disclose any information concerning this Agreement to anyone other than your immediate family and professional representatives (provided they also agree to keep the terms of this Agreement confidential).

14.	Excise Tax Limit

In the event that the all payments and the value of any other benefits received or to be received by you hereunder would result in all or a portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, then your payments hereunder shall be either (A) the full amount thereof or (B) such lesser amount that would result in no portion of the payments being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by you , on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Section 14 shall be made by PricewaterhouseCoopers or any other nationally recognized accounting firm which is Employer’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to you (the "Accounting Firm"). You and Employer or your or Employer’s respective advisors shall have a right of reasonable consultation with such auditors regarding any determinations pursuant to this paragraph 14. Employer shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to Employer and you. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling you to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by Employer. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this paragraph 16, Company and you hereby elect and agree to make all determination as to present value using 120 percent of the applicable Federal rate (determined under Section 1274(d) of the Code) compounded semiannually, as in effect on the date of this Agreement. Employer agrees to reimburse you (on an after-tax basis) for your reasonable legal and other professional expenses of pursuing any reasonable contest, claim or cause of action (including any claim of tax refund) on your own behalf that may arise (notwithstanding the application of the foregoing provisions of this paragraph 16) as a result of (i) the Internal Revenue Service seeking to impose an Excise Tax on you or (ii) Employer (or any successor) withholding or seeking to withhold any Excise Tax from any payment or benefit to you without your consent; provided, however, reimbursement will only be provided under this subsection (ii) if you prevail (excluding a settlement).

15.	Arbitration

The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final, binding and confidential arbitration before the Judicial Arbitration and Mediation Service (“JAMS”), or its successor, pursuant to the

United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting an arbitrator from a JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs, except that the prevailing party shall be entitled to be reimbursed for its costs and reasonable outside attorney fees. The provisions of this paragraph 15 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable outside attorneys’ fees arising from the enforcement proceeding, to be paid by the party against whom enforcement is ordered. Notwithstanding the foregoing, if a party, in its sole discretion, deems it necessary to protect any of its rights and interests pending arbitration, then such party may, at any time, seek preliminary equitable relief from a court of competent jurisdiction in aid of arbitration.

NOTICE: By signing this Agreement you are agreeing to have all disputes, claims or controversies arising out of or relating to this Agreement decided by neutral arbitration, and you are giving up any rights you might possess to have those matters litigated in a court or jury trial. By signing this Agreement you are giving up your judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement. If you refuse to submit to arbitration after agreeing to this provision, you may be compelled to arbitrate under federal or state law. Your agreement to this arbitration provision is voluntary. You acknowledge and agree that you have read and understand the foregoing.

16.	Notices

All notices that either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

		To Employer:	500 South Buena Vista Street Burbank, California 91521 Attn:Executive Vice President and General Counsel

		To you:	at the address shown for you on the first page hereof.

Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

17.	Headings

The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

If the foregoing accurately reflects our mutual agreement, please sign where indicated.

THE WALT DISNEY COMPANY

/s/ Peter E. Murphy	By:	/s/ Robert A. Iger

Peter E. Murphy

Dated: May 10, 2005	Dated: May 10, 2005

EXHIBIT A

MUTUAL GENERAL RELEASE

WHEREAS, Peter E. Murphy (hereinafter referred to as “Executive”) and The Walt Disney Company (hereinafter referred to as “Company”) are parties to an Employment Agreement , dated May 10, 2005 (the “Employment Agreement”), which provided for Executive’s employment with Company on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 10 of the Employment Agreement, Executive and the Company have agreed to execute mutual releases of the type and nature set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. (a) Upon the later of (i) the execution hereof by Company and Executive, and (ii) the passage of seven days following execution hereof by Executive without Executive’s having exercised the revocation rights referred to in paragraph 14 hereof, Company shall make a payment for the full amount of the Severance Payment (as defined in paragraph 8(c) of the Employment Agreement, less amounts required to be withheld by law or authorized by Executive to be withheld. Such payment shall be made by check payable to Executive. The covenants and commitments of Employer referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to the Employment Agreement) shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive’s employment with Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of Company, or otherwise, other than as expressly provided in the Employment Agreement.

(b) Notwithstanding any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the last day of his employment under the Employment Agreement or as are provided in the Employment Agreement (including, without limitation, his home and office computers provided by Company and unreimbursed business expenses and employment benefits as provided for in the Employment Agreement, under and subject to the terms of (i) any applicable retirement plan to which Executive may be subject, (ii) any applicable stock incentive plan of Company to which Executive may be subject, (iii) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with his activities as an employee of Company or any of its affiliates pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of Company or any affiliate thereof or pursuant to written agreement, if any, expressly providing for such indemnity between Executive and Company or any affiliate thereof, and (iv) any other applicable employee welfare benefit plans to which Executive may be subject. Further, Executive shall be entitled to such continuation of health care coverage as is required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive’s rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage he may elect will be paid by him.

2. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

3. Executive represents and agrees (a) that Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.

4. Excluding enforcement of the covenants, promises or rights reserved herein on in the Employment Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Company and each of Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Company Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on Company’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended, and the California Fair Employment and Housing Act that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”).

5. Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provision of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.

6. Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Employment Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company, hereby irrevocably and unconditionally releases, acquits and discharges Executive, and Executive’s heirs, assigns, legal representatives and successors in interest (“Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, that Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected with, occasioned by, involve information obtained in connection with, or as a result of, or have any nexus of any nature whatsoever with, Executive’s services to, or employment by Company or any affiliate thereof or the termination of Executive’s employment (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive or (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to Company or any affiliate thereof, or a breach of The Walt Disney Company and Associated Companies Confidentiality Agreement executed by Executive, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a “Company Claim” or, collectively, as the “Company Claims”).

7. Except as expressly reserved herein, Company expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Company Claims that Company does not know or suspect to exist in Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claim or Company Claims.

8. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further understands that Executive may use as much of this 21-day period as Executive wishes prior to signing.

9. Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to General Counsel, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521. For this revocation to be effective, written notice must be received by Mr. Braverman no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, Company shall have no obligations to Executive hereunder, and this Agreement and the Employment Agreement shall have no further force and effect.

10. Executive and Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Company Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

11. This Agreement shall not in any way be construed as an admission by any of the Company Releasees or Executive Releasees, respectively, that any Company Releasee or Executive Releasee has acted wrongfully or that Company or Executive has any rights whatsoever against any of the Company Releasees or Executive

Releasees except as specifically set forth herein, and each of the Company Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts. Executive represents that Executive has not filed any complaints or charges or lawsuits of any kind whatsoever against any of the Company Releasees with any governmental agency or any court with regard to the Executive Claim(s) and further represents and agrees that Executive will not do so at any time hereafter with regard to any Executive Claim(s); provided, however, that this shall not limit Executive from filing a lawsuit for the sole purpose of enforcing Executive’s rights under this Agreement. Company represents that Company has not filed any complaints or charges or lawsuits of any kind whatsoever against any of the Executive Releasees with any governmental agency or any court with regard to the Company Claim(s) and further represents and agrees that Company will not do so at any time hereafter with regard to any Company Claim(s); provided, however, that this shall not limit Company from filing a lawsuit for the sole purpose of enforcing Company’s rights under this Agreement.

12. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at ______________________________ , California.

PETER E. MURPHY

Dated:

Executed at ______________________________ , California.

THE WALT DISNEY COMPANY
By:
Title:

Dated: